Exhibit 10.15

Contract Number: No. 2020 SYXZ

Z0003

Comprehensive Credit Contract

(Version 1.0, 2014)

Instructions

I. The Contract shall be completed with a blue-black or black signature pen or pen.

II. The Contract shall be fully completed, with legible and neat handwriting.

III. The currency shall be written in Chinese and not be substituted with the currency symbol.

The Chinese name of the currency shall be added before the amount in words of the currency and the currency symbol shall be added before the amount in figures.

IV. The extra space or the blank space in the Contract shall be handled through any of drawing a broken line or oblique line, stamping “No Text Below” or filling in “No Text Below”.

Comprehensive Credit Contract

Credit receiver: New Ruipeng Pet Healthcare Group Co., Ltd.

(hereinafter referred to as the “Party A”)

Domicile: 6306G, Building A, Kingkey Timemark, Xiasha Village, 9289 Binhe Road, Xiasha

Community, Shatou Sub-district, Futian District, Shenzhen

Postal code: 518000

Contact: Li Qian

Tel.: ***

Fax: /

E-mail: ***

Legal representative/principal: Peng Yonghe

Opening bank and account number: ***

Credit grantor: China CITIC Bank Co., Ltd. Shenzhen Branch (hereinafter referred to as the “Party B”）

Domicile: Floor 1 and Floor 5-10, Phase II of Times Square Excellence, 8 Zhongxin 3rd Road, Futian District, Shenzhen

Postal code: 518000

Contact: Dai Shuqin

Tel.: ***

Fax: /

Legal representative / principal: Lu Wei

Signed in: Shenzhen

The Contract is hereby concluded and entered into by and between Party A and Party B through consultation in the principles of good faith, equality and voluntariness pursuant to the provisions of the Law of the People’s Republic of China on Commercial Banks, the Contract Law of the People’s Republic of China and other applicable laws.

Article 1 Definition

Unless the context otherwise specifies, the following terms shall have the following meanings in this Contract:

1.1 “Comprehensive Credit” refers to such a qualification or right provided by Party B for Party A to apply for a loan, handle discounted notes and corporate overdrafts, and issue bank acceptance bills, guarantees and letters of credit and other business with Party B within a certain period of time and a certain line based on the comprehensive evaluation of Party A’s credit and its mortgage provided at Party A’s application.

1.2 “Credit Balance” refers to the sum of the principal amounts of debts resulting from using the comprehensive credit line under the Contract and not paid off by Party A. Among them; regarding the issue of the bank acceptance bill, it refers to the sum of the amounts of the bill of exchange which has been issued and not been paid by Party B under the Contract or specific business contracts; regarding the issue of the letter of credit, it refers to the sum of the amounts of letter of credit which has been issued and unpaid by Party B according to the Contract or specific business contracts; regarding the issue of the letter of guarantee, it refers to the sum of the amounts of letter of guarantee which has been issued and unpaid by Party B under the Contract or specific business contracts.

1.3 Specific business contracts refer to such documents and commitments (whatever their names) as are signed with Party B during the credit period and constitute the contractual relation under specific business between Party A and Party B under law when Party A uses the comprehensive credit line under the Contract, and the guarantee document for binding the guarantor under the specific business (if any); the above specific business contracts include but not limited to the contract, agreement, application, letter of commitment, guarantee contract/agreement and letter of guarantee related to businesses and the business vouchers issued by Party B or the agencies designated by Party B (including the relevant documents to be accepted by Party B which are unilaterally issued by Party A). Where Party B does not require to separately sign the formal specific business contract, the relevant clauses of the Contract and the relevant documents formed during handling the specific business automatically constitute the specific business contract between Party A and Party B.

Article 2 Comprehensive Credit Line and Type

2.1 During the term of the comprehensive credit line agreed in the Contract, such a comprehensive credit line as may be applied for use by Party A from Party B is: currency RMB (amount in words) RMB two hundred million , (amount in figures) 200,000,000.00 , among them the line of exposure is: currency RMB (amount in words) RMB one hundred million , (amount in figures) 100,000,000.00 .

2.2 The applicable specific business type and their respective credit line under the comprehensive credit line provided under the Contract are the following method 1 :

(1) The credit line is used and managed unitedly, and is not classified by the business type;

(2) The applicable specific business type and the separately-occupied credit line are (for only distinguishing the business type rather than separate occupy of credit line, tick it , with amount instead of “/”) as follows:

☐	Loan line of current capitals: (amount in words) / , (amount in figures) / ;

☐	Loan line of fixed assets: (amount in words) / , (amount in figures) / ;

☐	Project financing line: (amount in words) / , (amount in figures) / ;

☐	Line of issued bank acceptance bill: (amount in words) / , (amount in figures) / ;

☐	Line of discount for bank acceptance bill: (amount in words) / , (amount in figures) / ;

☐	Line of commitment discounting for bank acceptance bill: (amount in words) / , (amount in figures) / ;

☐	Line of issued letter of credit: (amount in words) / , (amount in figures) / ;

☐	Line of issued bank guarantee: (amount in words) / , (amount in figures) / ;-

☐	Trade financing line: (amount in words) / , (amount in figures) / ;

☐	Corporate overdraft business: (amount in words) / , (amount in figures) / ;

☐	Others: /

Where Party A requires to apply for other businesses out of the above scope of business type agreed within the credit line, it is necessary to submit a written application to Party B and obtain Party B’s written consent.

2.3 The comprehensive credit line under the Contract shall be used pursuant to the following method 1 :

(1) All credit lines shall be applied by Party A;

(2) The credit line may be jointly applied by Party A and other companies (see the attachment list) authorized by Party A; where other companies in the attachment list expect to use the comprehensive credit line under the Contract, it is necessary to separately sign the specific business contract with Party B.

Article 3 Term of Comprehensive Credit Line

3.1 The term of the comprehensive credit line as agreed on in the Contract shall commence on April 14 , 2020 and end on February 26 , 2021 (hereinafter referred to as “Date of Expiration of Credit Period”).

3.2 The date of commencement and date of expiry for specific business shall be otherwise agreed under the specific business contract; the date of commencement shall be included in the above term of comprehensive credit line, and the date of expiry may be earlier than, equal to or later than the date of expiration of credit period according to the business type. Unless otherwise agreed on in the Contract, the date of expiration of credit period shall not be interpreted as the date of expiry of any specific business.

Article 4 Use of Comprehensive Credit Line

4.1 Within the term and comprehensive credit line as agreed on in the Contract, Party A may apply for such comprehensive credit line with Party B in writing in one or several times.

4.2 When applying for the comprehensive credit line, Party A shall submit the line use application in writing, specifying the proposed credit business type, credit period, amount, etc., and provide relevant materials and go through the formalities related to guarantee (if any) pursuant to Party B’s requirements. Where the credit conditions and provisions of the Contract are considered to be satisfied, Party B shall sign the specific business contract or other legal documents acceptable to Party B with Party A.

4.3 For the type, line, period, purpose, interest rate, exchange rate, discount rate, cost, other rights and obligations of Party A and Party B and other contents in relation to specific business, the provisions of specific business contract signed between the parties shall prevail. Party B shall only perform the corresponding obligation for granting load in accordance with the provisions of the specific business contract.

4.4 In case of inconsistency between the specific business contract signed under the Contract between Party A and Party B and the provisions of the Contract, the specific business contract shall prevail.

4.5 Party A’s credit balance formed during the term of comprehensive credit line shall not exceed the comprehensive credit line as agreed in Article 2.1 and the respective credit line of each business type agreed in Article 2.2 at any time. During the term of comprehensive credit line, Party B agrees to handle the comprehensive credit line paid off by Party A under the following method 1 , and the unused comprehensive credit line during the term of comprehensive credit line will automatically be canceled after the expiration of term.

(1) It can be used on revolving basis, which means under the comprehensive credit line as agreed in Article 2 of the Contract, if Party A’s debts owing to Party B have been paid off during the above term of comprehensive credit line, Party B recovers the corresponding line for Party A in regard of the paid-up part, and Party A may re-use it during the term of comprehensive credit line;

(2) It cannot be used on revolving basis, which means under the comprehensive credit line as agreed in Article 2 of the Contract, if Party A’s debts to Party B have been paid off during the above term of comprehensive credit line, Party B does not recover the corresponding line for Party A in regard of the paid-up part, and Party A shall not re-use it during the term of comprehensive credit line.

4.6 In case that Party A breaches the provisions of the Contract or the specific business contract, or the national or financial regulator adjusts the financial policy, monetary policy and credit policy, or Party B’s credit policy is subject to material adjustments, or the industry and region involved in of Party A have adverse policy adjustments or financial risks, or Party A’s operating or financial condition or Party A’s enterprise mechanism changes or its solvency has material adverse changes, or Party B decreases Party A’s scores or grade of credit rating, Party B shall have the right to adjust such a credit line as has not been actually used by Party A at any time after giving Party A a written notification, including but not limited to adjusting the amount of line, the scope of credit business type, whether it can be used on revolving basis or not and the credit period, and the adjustments immediately are effective when the written notification is sent to Party A.

Article 5 Representations and Warranties of Party A

5.1 Party A is a Chinese corporate or other organization legally established in accordance with the laws of the People’s Republic of China. Party A has the requisite rights and capacities for signing and performance of the Contract under the law, and can independently bear civil liabilities. Party A has obtained all necessary and legal internal and external approval and authorization for signing the Contract.

5.2 Party A hereby warrants that its signing and performance of the Contract do not violate the laws, regulations, rules, adjudications, verdicts, orders or its articles which shall be followed by itself, nor conflict with any contracts and agreements signed by it or any other obligations assumed by it.

5.3 Party A confirms, upon signing of the Contract, not to conceal any litigations, arbitrations, administrative proceedings, measures of property preservation and mandatory enforcement procedure as have occurred or will occur, affecting or possibly affecting its signing or performance of the Contract, or possibly resulting in an adverse impact on its financial condition, or other events possibly resulting in an adverse impact on its operations; and that Party A will fulfill the disclosure obligation of the information above for Party B in time during the term of the Contract.

5.4 Party A warrants to use the credit line in accordance with laws & regulations and the provisions of the Contract and specific business contract, and cooperate with Party B in the inspection on the performance of each relevant specific business contract pursuant to the requirement of Party B.

5.5 Party A warrants to promptly report the true financial statements and other materials representing the state of its production and operation pursuant to the requirement of Party B within the credit period, and warrants that the materials, documents, data and information provided by him are true, accurate, complete, legal and valid.

5.6 Party A warrants to carry out production and operation activities under law, and take effective measures for preventing the occurrence of the events endangering and damaging or possibly endangering and damaging Party B’s interest during the term of comprehensive credit line.

5.7 Party A agrees that Party B provides its credit information to the financial credit information basic database and/or the credit agency approved by the People’s Bank of China, and authorizes and agrees Party B to inquire, download, copy, print and use its credit information from the financial credit information basic database and/or the credit agency approved by the People’s Bank of China for the purpose of the Contract and to use it for legal and compliance purposes related to the Contract; if Party A fails to perform the relevant obligations pursuant to the provisions in the Contract or the specific business contract, the consequences of bad credit arising therefrom shall be borne by Party A itself.

5.8 Party A shall abide by the anti-money laundering laws & regulations issued by the People’s Republic of China and shall not participate in illegal or criminal activities, such as money laundering, terrorist financing and proliferation financing; meanwhile, Party A shall actively cooperate with Party B in customer identification and due diligence, provide true, accurate and complete customer information, and comply with Party B’s anti-money laundering and anti-terrorist financing management regulations. For customers suspected of money laundering and terrorist financing with reasonable reasons, Party B will take necessary control measures in accordance with the anti-money laundering regulations of the People’s Bank of China.

Article 6 Rights and Obligations of Party A

6.1 During the term of the comprehensive credit line, Party A shall notify Party B in writing at least thirty days in advance of any change in the operation decision of Party A, including but not limited to conversion, restructuring, merger, division, shareholding reform, joint venture, cooperation, associate, contractual lease, change of business scope and registered capital, etc., which may affect the rights and interests of Party B, and shall fulfill the settlement obligation of debts under the Contract as agreed by Party B in writing or repay debts in advance or provide a guarantee as recognized by Party B.

6.2 If Party A disposes of all or part of its assets or operating income or otherwise may affect the rights and interests of Party B by way of transferring, leasing or setting guarantees for debts other than those under the Contract, it shall notify Party B in writing at least thirty days in advance and obtain prior written consent from Party B.

6.3 If any such event occurs which adversely affects the performance of the obligations under the Contract, including but not limited to the events involving in lawsuits, arbitration, criminal prosecution, administrative penalties, termination of business, suspension of business, dissolution, declaration of bankruptcy, revocation of business license, cancellation, deterioration of the financial condition, etc., Party A shall notify Party B in writing within three days from the occurrence or possible occurrence of the aforesaid events.

6.4 If the guarantor partially or fully loses the corresponding guarantee capacity of the Contract as a result of the cases including but not limited to termination of business, suspension of business, declaration of bankruptcy, dissolution, revocation of business license, cancellation and operating loss, etc., or has any cases unfavorable to the safety of Party B’s creditor’s right, including value reduction of collateral and pledge as guarantees under the Contract, Party A shall provide the new guarantees acceptable to Party B.

6.5 Without written consent from Party B, Party A shall not transfer all or part of the debts under the Contract to the third party.

6.6 Party A warrants to repay the credit principals and interests in time and timely pay the expenses payable. For Party A’s due (including due in advance) unpaid payments payable under the Contract and the specific business contracts, including but not limited to the corresponding principals, interests, default interests and other expenses in connection with its use of the credit line, Party B shall have the right to make deductions from Party A’s any account issued in China CITIC Bank, without obtaining Party A’s consent in advance. When Party B makes deductions pursuant to provisions of the Contract and the specific business contracts, in case of difference between the currency of such account and the currency of business valuation, it shall be calculated and converted at the exchange rate issued by Party B on the settlement day.

6.7 In case of change of the name of the legal person, legal representative, project principal, domicile, telephone, fax, etc. during the term of comprehensive credit line, Party A shall inform Party B in writing within seven days after such change.

6.8 Party A shall, as required by Party B, provide the name of each member of the related groups, legal representatives, actual controllers, registered address, registered capital, main business, equity structure, state of senior management, financial condition, material asset items, guarantee, important lawsuit and other information to Party B, and warrant that these materials are true, accurate, complete, legal and valid. In case of change of the foregoing information of its group members, Party A shall notify Party B in writing within three days from the occurrence of the fact related to the change.

6.9 Party A shall promptly report to Party B in writing the related-party transactions which have occurred or will occur, accounting for more than 10% (including 10%) of Party A’s net assets, including but not limited to the relationship between the parties to the transaction, transaction items and nature, transaction amount or corresponding proportion, and pricing policy (including the transaction without amount or with symbolic amount only).

6.10 Party A shall not sign with any third party in relation to, or externally issue the contracts, commitments and other texts in prejudice of the realization of Party B’s creditor’s right under the Contract and the specific business contract, or conduct the transactions and behaviors damaging the realization of Party B’s creditor’s right.

6.11 Where Party B makes external payments, compensations or advances as per the issued bank guarantees, letters of credit, bank acceptance bills, etc. of Party A, Party A shall unconditionally make confirmation and repay the corresponding payments, interests and expenses as have been made advances by Party B within the time limit agreed.

Article 7 Rights and Obligations of Party B

7.1 Party B shall have the right to decide whether to sign the specific business contracts with Party A pursuant to the relevant administrative regulations and credit approval procedure issued by China CITIC Bank, and have the right to inspect and supervise the performance of such specific business contracts at any time.

7.2 Party B shall keep confidential the data, documents and information about Party A provided by Party A, except those that should be inquired or disclosed as stipulated by laws & regulations or required by competent authorities.

Article 8 Guarantee

8.1 In order to ensure that the creditor’s rights formed under the Contract may be paid off, the following guarantee method / shall be taken:

(1) The guarantor / signs the / Contract with No. / with Party B;

(2) The mortgagor / signs the / Contract with No. / with Party B;

(3) The pledger / signs the / Contract with No. / with Party B;

(4) Others: / .

8.2 Upon signing the specific business contract under the Contract between Party A and Party B or during the actual performance of the Contract and the specific business contract, Party B shall have the right to require Party A to provide other guarantees in addition to this clause, and the credit line already used by Party A within the comprehensive credit line may also be included in the scope of the new guarantees.

8.3 If there are various types of guarantees under the comprehensive credit line, Party B shall have the right to choose either or all of the guarantees to realize the guarantee right. A waiver by Party B of any of its guarantee rights (whether the guarantee is provided by Party A or provided by a third party) or change in the order or content of its guarantee rights for any reason shall not affect Party B’s priority in payment of the other security rights.

Article 9 Liabilities of Defaults

9.1 Party A and Party B shall strictly perform the provisions of the Contract and the specific business contract. If either party fails to perform or fully perform the agreed obligations, it shall bear the corresponding liabilities for breach of contract and indemnify the other party for the losses caused thereby.

9.2 During the performance of the Contract or the specific business contract, it is considered that Party A is in default if any of the following circumstances occurs:

9.2.1 During the term of the Contract, Party A expressly indicates or indicates by the behavior of itself that it is unable to perform its obligations in accordance with the Contract or the specific business contract;

9.2.2 Party A is in breach of any provisions of the Contract or the specific business contract;

9.2.3 The documents related to the Contract and the representations and warranties in Article 5 of the Contract submitted by Party A to Party B are proved to be untrue, inaccurate, incomplete or deliberately misunderstanding;

9.2.4 Party A ceases to pay its debts as they fall due or is unable or has indicated that it is unable to pay its debts;

9.2.5 Party A ceases business, suspends business, is declared bankrupt, is dissolved, its business license is canceled, is revoked, or it occurs any such litigation, arbitration or criminal or administrative penalty as adversely affects the operation or property status of Party A, and Party B considers that it may affect or impair or has affected or impaired the rights and interests of Party B under the Contract;

9.2.6 Party A changes its registered office, business scope, legal representative and other business registration matters or external investment, which may affect or threaten the realization of the creditor’s rights of Party B;

9.2.7 Party A suffers financial loss, asset loss or asset loss due to its external guarantee, or other financial crises, and Party B considers that it may affect or impair or has affected or impaired Party B’s rights and interests under the Contract;

9.2.8 Party A changes the use of credit without authorization;

9.2.9 Party A’s controlling shareholder and other affiliates experience a material crisis in operation or finance, or Party A enters into a major related party transaction with its controlling shareholder and other affiliates, which affects the normal operation of Party A;

9.2.10 There are adverse changes in the industry in which Party A operates, which may affect or threaten the realization of the creditor’s rights of Party B;

9.2.11 The loss of contact, disappearance, death, declaration of disappearance, declaration of death or suspected corruption, bribery, fraud or illegal operation of the senior management of Party A, and Party B considers that it may affect or impair or has affected or impaired the rights and interests of Party B under the Contract;

9.2.12 Party A defaults on other creditors, affecting the realization of Party B’s creditor’s rights;

9.2.13 Party A fails to provide any new guarantee that meets the requirements of Party B after the breach of the guarantee contract by the guarantor or the occurrence of a default under the guarantee contract;

9.2.14 Party A fails to provide any new guarantee that meets the requirements of Party B after the mortgage or pledge under the Contract is under seizure, attachment, loss, suspension or is subject to other mandatory measures, ownership disputes, is or may be infringed by any third party, safety or good condition is adversely affected, or such mortgage or pledge has or will no longer have the ability to provide guarantee for the creditor’s rights of Party B;

9.2.15 Party A uses false contracts with related parties or other parties to discount or pledge the creditor’s rights such as bills receivable and accounts receivable with no actual trade as background to Party B to obtain Party B’s funds or credit;

9.2.16 Party A refuses to accept Party B’s supervision and inspection on the performance of each specific business contract and relevant operational and financial activities;

9.2.17 Party A has evaded or attempted to evade its liabilities to Party B through related transactions;

9.2.18 Any other event or circumstance that endangers, damages or may endanger or damage the rights and interests of Party B, or that Party B considers material to affect the debt repayment ability of Party A.

9.3 In the event of any of Article 9.2 above, Party B shall have the right to exercise one or more of the following measures, and Party A has no objection:

9.3.1 To request Party A or the guarantor to rectify the default within a time limit;

9.3.2 To adjust, cancel or suspend the comprehensive credit line under the Contract, or adjust the term of use of the credit line;

9.3.3 To stop the issuance of the comprehensive credit line under the Contract, declare that all or part of the obligations of Party A under the Contract (including the principal, interest, fees or other amounts payable corresponding to the used credit line) are immediately due, and require Party A to immediately repay all or part of the used credit line; if Party B has opened bank acceptance bills, letters of credit, letters of guarantee or assumed other contingent liabilities under the Contract, Party B shall have the right to require Party A to make up the security deposit or deposit the relevant funds into the designated account of Party B in accordance with the amount and term required by Party B.

9.3.4 To charge penalty interest and compound interest in accordance with the relevant regulations of the People’s Bank of China and the terms of the business documents;

9.3.5 To require Party A to provide a guarantee, mortgage, pledge or other guarantees approved by Party B, or take other measures to ensure that the legal rights and interests of Party B are not infringed;

9.3.6 The right to exercise the guarantee right;

9.3.7 To directly deduct from any account opened by Party A with China CITIC Bank as agreed in the Contract, to settle all debts of Party A under the Contract and each specific business contract (including the debts required to be settled in advance by Party B), without prior consent from Party A; if Party B has opened bank acceptance bills, letters of credit, letters of guarantee or assumed other contingent liabilities for Party A under the specific business contract according to the application of Party A, Party B shall have the right to directly transfer the funds from any account opened by Party A with China CITIC Bank to Party B’s account for provision or payment of corresponding payables, without the prior consent of Party A.

9.3.8 To take other necessary measures as permitted by laws and regulations.

Under the above circumstances, Party A agrees to unconditionally waive the right of defense and bear all losses caused to Party B as a result of its breach.

9.4 All expenses incurred by Party B as a result of the realization of creditor’s rights (including but not limited to litigation fees, arbitration fees, travel expenses, legal fees, property preservation fees, announcement fees, notary fees, certification fees, translation fees, appraisal and auction fees) shall be borne by Party A.

Article 10 Accumulation of Rights

10. 1 The rights of Party B under the Contract are accumulative and do not affect and exclude any rights that Party B can enjoy against Party A under laws and other contracts. Unless Party B has indicated otherwise in writing, non-exercise, partial exercise and/or delay in the exercise of any rights by Party B shall not constitute a waiver or partial waiver of such rights, nor shall it affect, prevent or hinder the continuation of the exercise of such rights or the exercise of any other rights by Party B.

Article 11 Continuity of Obligations

11.1 All obligations and joint liabilities of Party A under the Contract shall be continuous, and shall be fully binding on its property successor or heir, legal agent, receiver, transferee and the entity after its merger, division, restructuring, shareholding reform, change of name, etc., and shall not be affected by any disputes, claims and legal proceedings and any contracts or documents entered into by and between the debtor of the main contract and any natural person or legal person, nor shall there be any changes due to the bankruptcy of the debtor of the main contract, insolvency, loss of enterprise qualification, change of articles of association and any changes in essence.

Article 12 Effectiveness, Change and Termination of the Contract

12.1 The Contract shall come into effect after being signed or sealed by the legal representative or authorized agent of Party A and the legal representative/responsible person or authorized agent of Party B and affixed with the common seal or contract seal.

12.2 After the Contract comes into effect, unless otherwise agreed in the Contract, neither party A nor B shall amend or terminate the Contract without agreement from the other Party; if it is necessary to amend or terminate the Agreement, the parties shall negotiate and reach a written agreement.

Article 13 Effectiveness of the Contract

13.1 If a clause or part of a clause of the Contract is or will be deemed invalid or revoked, the validity of the Contract and other clauses of the Contract or other part of the clause shall not be affected.

Article 14 Other Agreed Matters

Party A may first use the credit line of up to RMB100 million under the Contract, and the remaining credit line of RMB100 million can only be used after the parties sign the relevant agreements to confirm and agree.

If there is any conflict between the provisions of this Article and other provisions, this Article shall prevail.

Article 15 Applicable Laws

15.1 The Contract shall be governed by the laws of the People’s Republic of China (for the purpose of the Contract, excluding the laws of Hong Kong, Macau and Taiwan).

Article 16 Resolution of Disputes

16.1 Any dispute arising out of or in connection with the Contract shall be resolved through consultation between Party A and Party B; if the consultation fails, the parties agree to settle the dispute by the method 1 below:

(1) To apply for arbitration to the Shenzhen Arbitration Commission in accordance with the prevailing effective arbitration rules of the Commission at the time of application for arbitration;

(2) To file a lawsuit with the people’s court having jurisdiction at the domicile of Party B.

Article 17 Others

17.1 For matters not covered in the Contract, Party A and Party B may enter into a written agreement as an appendix to the Contract. Any annex, amendment or supplement to the Contract shall form an integral part of the Contract and shall have the equal legal effect as the Contract.

17.2 The contracts or agreements entered into by and between Party B and Party A for each specific business pursuant to the Contract are components of the Contract, constitute an integral contract, and have the equal legal effect.

17.3 All matters related to this Contract, including notarization, registration, authentication, appraisal, custody, transfer and deposit, shall be handled by the relevant application party or in accordance with the law.

17.4 Notice and Service

17.4.1 Notices, requests under the Contract, legal documents of debt collection, litigation (arbitration) or other communications involved in the Contract may be delivered or sent to the address or contact information agreed to at the beginning of the Contract.

17.4.2 For any notice, request, debt collection letter or other communication given by Party B to Party A under the Contract, Party A is deemed to have been served once the telex, telephone, fax, e-mail, etc. are sent; Party A is deemed to have been served on the third day after the postal letter is posted; if a special course is delivered by a designated person, Party A is deemed to have been served on the date of acceptance. If Party A refuses to accept, the sender may record the delivery process by photo and video recording and keep the document, and it is also deemed served.

17.4.3 The judicial authority or the arbitration institution may also send the relevant (legal) documents to Party A to the address and contact information agreed at the beginning of the Contract. If the postal letter is adopted, it shall be deemed to have been served to Party A on the third day after the date of posting; if Party A refuses to accept the service directly, the sender may record the service process by photo and video recording and keep the (legal) documents, and it is also deemed served.

17.4.4 If there are any changes to the above contact information provided by Party A, Party B shall be notified in writing within three days after the change; after the debts under the Contract enter the litigation or arbitration stage, the trial authority shall be notified in writing. Otherwise, the notice or other documents sent through the original contact information shall be deemed valid.

17.5 The original Contract is made in duplicate , one for Party A, and one for Party B.

17.6 Party B has drawn the attention of Party A to the terms under the Contract that exempt or restrict its responsibility by way of bold, black and highlight, and fully explained the relevant terms as required by Party A; Party A and Party B have no objection to the understanding of the contents of all clauses of the Contract.

(No text below)

(This page is for the signature of the Contract, no text)

Party A (common seal or contract seal)

/s/ Seal of New Ruipeng Pet Healthcare Group Co., Ltd.

By:	/s/ Yonghe Peng
Title: Authorized Signatory

Party B (common seal or contract seal)

/s/ Seal of China CITIC Bank Co., Ltd. Shenzhen Branch

By:	/s/ Zhijun Yan
Title: Authorized Signatory

Date: April 14, 2020